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Exhibit 4.2

TITAN PHARMACEUTICALS, INC.

2002 STOCK OPTION PLAN

        1.    Purpose. Titan Pharmaceuticals, Inc., a Delaware corporation ("Titan"), desires to attract and retain the best available talent and to encourage the highest level of performance. The Titan Pharmaceuticals, Inc. 2002 Stock Option Plan (the "Plan") is intended to contribute significantly to the attainment of these objectives by affording eligible employees and independent contractors of Titan and its Affiliates (as defined in Section 23) (collectively, with Titan, the "Company") the opportunity to acquire a proprietary interest in Titan through the grant of stock options ("Options") to purchase shares of common stock, $.001 par value per share, of Titan (the "Common Stock").

        2.    Administration.

          (a)  The Plan shall be administered by a committee (the "Committee") of not fewer than two members of the board of directors of Titan (the "Board") who shall be appointed by and serve at the pleasure of the Board. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to Option grants to officers and directors, each member of the Committee shall be a "non-employee director" within the meaning of Rule 16b-3 and, to the extent necessary to exclude Options granted under the Plan from the calculation of the income tax deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and Treasury Regulations promulgated thereunder. A majority of the Committee shall constitute a quorum.

          (b)  The Committee shall have and may exercise all of the powers of the Board under the Plan, other than the power to appoint a director to Committee membership. The Committee shall have plenary authority in its discretion, subject to and consistent with the express provisions of the Plan, to direct the grants of options; to determine the numbers of shares of Common Stock covered by each option or award, the purchase price of the Common Stock covered by each option, the individuals to whom ("Optionees") and the time or times at which Options shall be granted or may be exercised; to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, such rules and regulations as it shall deem advisable so that transactions involving options or awards may qualify for exemption under such rules and regulations as the Securities and Exchange Commission may promulgate from time to time exempting transactions from Section 16(b) of the Exchange Act; to determine the terms and provisions of, and to cause the Company to enter into, agreements with Optionees in connection with Option grants under the Plan ("Option Agreements"), which Option Agreements may vary from one another, as the Committee shall deem appropriate; to amend any Option Agreement from time to time with the consent of the Optionee; and to make all other determinations the Committee may deem necessary or advisable for the administration of the Plan. Every action, decision, interpretation or determination made by the Committee or the Board with respect to the application or administration of the Plan shall be conclusive and binding upon the Company and any person having or claiming any interest pursuant to any Option granted under the Plan.

          (c)  Except as otherwise required by law, no member of the Board or the Committee shall be liable for anything whatsoever in connection with the administration of the Plan other than such member's own willful misconduct. Under no circumstances shall any member of the Board or the Committee be liable for any act or omission of any other member of the Board or the Committee. The Board and the Committee shall be entitled to rely, in the performance of its functions with respect to the Plan, upon information and advice furnished by Titan's officers, Titan's accountants, Titan's legal counsel and any other party the Board and Committee deems necessary. No member of the Board or Committee shall be liable for any action taken or not taken in reliance upon any such advice.

          (d)  Each Option under the Plan shall be deemed to have been granted when the determination of the Committee with respect to such Option is made. Once an option has been granted, all conditions and requirements of the Plan with respect to such Option shall be deemed conditions on exercise, not grant.

        3.    Type of Options. Options granted under the Plan may be either incentive stock options ("ISOs") intended to meet the requirements of Code Section 422 or nonqualified stock options ("NSOs") which are not intended to meet such Code requirements.

        4.    Eligible Persons. Subject in the case of ISOs to Section 16(a), Options may be granted to employees, officers and directors of, and consultants and advisors to, the Company. In determining the persons to whom awards shall be made and the number of shares to be covered by each Option, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and other factors deemed relevant by the Committee in connection with accomplishing the purposes of the Plan.

        5.    Share Limitations under the Plan.

          (a)  Subject to adjustment as provided in Section 15 and the provisions of this Section 5, a maximum of two million (2,000,000) shares of Common Stock shall be reserved for issuance pursuant to the exercise of Options granted under the Plan. This amount shall be increased by the residual shares remaining in all Predecessor Plans, regardless of whether those shares (i) were available for transfer to this Plan upon the Effective Date, or (ii) subsequently become available (e.g., by reason of forfeiture of a grant). It is intended that no new grants shall be made under the Predecessor Plans. If an Option is forfeited or expires without being exercised, the shares of Common Stock subject to the Option shall be available for additional Option grants under the Plan. If an Option is exercised in whole or in part by an Optionee tendering previously owned shares of Common Stock, or if any shares are withheld in connection with the exercise of its Option to satisfy the Optionee's tax liability, the full number of shares in respect of which the Option has been exercised shall be applied against the limit set forth in this Section 5(a).

          (b)  Titan may grant options under the Plan in substitution for options held by employees of another corporation who become employees of Titan or an Affiliate as the result of a merger or consolidation of the employing corporation with Titan or an Affiliate, or as a result of the acquisition by Titan or an Affiliate of property or stock of the employing corporation. Substitute options be granted on such terms as the Committee considers appropriate in the circumstances. Substitute options shall be in addition to the limit set forth in Section 5(a).

          (c)  The maximum aggregate number of shares of Common Stock for which Options may be granted to any one individual within one fiscal year of Titan shall be five hundred thousand (500,000).

          (d)  The aggregate numbers set forth in this Section 5 shall be subject to adjustment as provided in Section 15.

        6.    Term of Options. The term of each Option shall be fixed by the Committee and specified in the applicable Option Agreement, but in no event shall it be more than ten years from the date of grant, subject to earlier termination as provided in Section 8. Subject in the case of ISOs to Section 16, the term of an Option may be extended from time to time by the Committee, provided that no extension shall extend the term beyond ten years from the date of grant.

        7.    Vesting. The Committee shall determine the vesting schedule applicable to a particular Option grant and specify the vesting schedule in the applicable Option Agreement. Notwithstanding the foregoing the Committee may accelerate the vesting of an Option at any time.

        8.    Termination of Relationship to the Company.

          (a)  With respect to an Option granted to an individual who is an employee of the Company at the time of Option grant, unless the Option Agreement expressly provides to the contrary,

  (i) the Option shall terminate immediately upon the Optionee's termination of employment for Cause (as defined in Section 23); (ii) subject in the case of ISOs to Section 16, the Option shall terminate two years following the Optionee's termination of employment by reason of death or Disability (as defined in Section 23); (iii) subject in the case of ISOs to Section 16, the Option shall terminate two years after Retirement (as defined in Section 23); (iv) the Option shall terminate three months after the Optionee's termination of employment for any other reason; and (v) vesting of an Option will terminate in all cases immediately upon termination of employment. In no event shall an Option remain exercisable beyond the expiration date specified in the applicable Option Agreement. An Option Agreement may contain such provisions as the Board shall approve with reference to the determination of the date employment terminates for purposes of the Plan and the effect of leaves of absence, which provisions may vary from one another.

          (b)  With respect to an Option granted to an individual who is not an employee of the Company at the time of Option grant, the Board shall determine and specify in the applicable Option Agreement the consequences, if any, of the termination of the Optionee's relationship with the Company.

        9.    Option Price. Subject in the case of ISOs to Section 16, the exercise price per share of Common Stock covered by an Option shall be established by the Committee; provided, however, that (a) the exercise price per share for any Option shall not be less than one-hundred-percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted and (b) no ISO granted to a 10% Shareholder (as defined in Section 16) shall have a exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. Notwithstanding the foregoing, an Option (whether an ISO or NSO) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provision of Section 424(a) of the Code.

        10.  Exercise of Options.

          (a)  An Option may be exercised at any time and from time to time, in whole or in part, as to any or all full shares as to which the Option is then exercisable. An Option may not be exercised with respect to a fractional share. An Optionee (or other person who, pursuant to Section 13, may exercise the Option) shall exercise the Option by delivering to Titan at the address provided in the Option Agreement a written, signed notice of exercise, stating the number of shares of Common Stock with respect to which the option exercise is being made, and satisfy the requirements of paragraph (b) of this Section 10. Upon receipt by Titan of any notice of exercise, the exercise of the Option as set forth in that notice shall be irrevocable.

          (b)  Upon exercise of an Option, the Optionee shall pay to Titan the Option exercise price per share of Common Stock multiplied by the number of full shares as to which the Option is then exercised. An Optionee may pay the Option exercise price by tendering or causing to be tendered to Titan cash, by delivery or deemed delivery of shares of Common Stock owned by the Optionee for at least six months preceding the date of exercise of the Option (or such shorter or longer period as the Committee may approve or require from time to time) having a Fair Market Value equal to the exercise price or other property permitted by law and acceptable to the Board or Committee, or by any other means which the Board or Committee determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board).

          (c)  An Optionee shall, upon notification of the amount due and prior to or concurrently with delivery of the certificate representing the shares as to which the Option has been exercised, promptly pay or cause to be paid the amount determined by the Company as necessary to satisfy all applicable tax withholding requirements. An Optionee may satisfy his or her tax withholding requirement in any manner satisfactory to the Company.

          (d)  The certificate representing the shares as to which an Option has been exercised shall bear an appropriate legend setting forth the restrictions applicable to such shares.

        11.  Option Agreement. The terms and conditions of each Option shall be set forth in an Option Agreement in the form approved by the Committee. Each Option Agreement shall, at a minimum, specify (i) the number of shares of Common Stock subject to the Option, (ii) whether the Option is intended to be an ISO or NSO, (iii) the provisions related to vesting and exercisability of the Option, including the Option exercise price, and (iv) that the Option is subject to the terms and provisions of the Plan. Option Agreements may differ from one another.

        12.  No Stockholder Rights. No Optionee shall have the rights of a stockholder with respect to shares covered by an Option until such person becomes the holder of record of such shares.

        13.  Nontransferability.

          (a)  Except as provided in paragraph (b), Options granted under the Plan shall not be assignable or transferable other than by will or the laws of descent and distribution and Options may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee's guardian or legal representative. In the event of any attempt by an Optionee to transfer, assign, pledge, hypothecate or otherwise dispose of an Option or any right thereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, Titan may terminate the Option by notice to the Optionee and it shall thereupon become null and void.

          (b)  Notwithstanding paragraph (a), if (and on the terms) so provided in the applicable Option Agreement, an Optionee may transfer a NSO, by gift or a domestic relations order, to a Family Member of the Optionee (as defined in Section 23). If a NSO is transferred in accordance with this subparagraph, the Option shall be exercisable solely by the transferee, but the determination of the exercisability of the Option shall be based solely on the activities and state of affairs of the Optionee. Thus, for example, if after a transfer the Optionee ceases to be an employee of the Company, such termination shall trigger the provisions of Section 8 hereof. Conversely, if after a transfer the transferee ceases to be an employee of the Company, such termination shall not trigger the provisions of Section 8 hereof.

        14.  Compliance with Law; Registration of Shares.

          (a)  The Plan and any grant hereunder shall be subject to all applicable laws, rules, and regulations of any applicable jurisdiction or authority or agency thereof and to such approvals by any regulatory or governmental agency which, in the opinion of Company's counsel, may be required or appropriate.

          (b)  Notwithstanding any other provision of the Plan or Option Agreements made pursuant hereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

                i.  Effectiveness of any registration or other qualification of such shares of the Company under any law or regulation of any applicable jurisdiction or authority or agency thereof which the Board shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable; and

              ii.  Grant of any other consent, approval or permit from any applicable jurisdiction or authority or agency thereof or securities exchange or quotation system which the Board shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable.

          The Company shall use all reasonable efforts to obtain any consent, approval or permit described above; provided, however, that except to the extent as may be specified in an Option Agreement with respect to any particular Option grant, the Company shall be under no obligation to register or qualify any shares subject to an Option under any federal or state securities law or on any exchange.

        15.  Adjustments upon Changes in Capitalization.

          (a)  In the event that Titan or the division, subsidiary or other Affiliate for which an Optionee performs services is sold (including a stock or an asset sale), spun off, merged, consolidated, reorganized or liquidated, the Board may determine that (i) the Option shall be assumed, or a substantially equivalent Option shall be substituted, by an acquiring or succeeding entity (or an affiliate thereof) on such terms as the Board determines to be appropriate; (ii) upon written notice to the Optionee, provide that the Option shall terminate immediately prior to the consummation of the transaction unless exercised by the Optionee within a specified period following the date of the notice; (iii) in the event of a sale or similar transaction under the terms of which holders of Common Stock receive a payment for each share of Common Stock surrendered in the transaction (the "Sales Price"), make or provide for a payment to each Optionee equal to the amount by which (A) the Sales Price times the number of shares of Common Stock subject to the Option (to the extent such Option is then exercisable) exceeds (B) the aggregate exercise price for all such shares of Common Stock; or (iv) may make such other equitable adjustments as the Board deems appropriate.

          (b)  In the event of any stock dividend or split, recapitalization, combination, exchange or similar change affecting the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the Committee shall make any or all of the following adjustments as it deems appropriate to equitably reflect such event: (i) adjust the aggregate number of shares (or such other security as is designated by the Board) which may be acquired pursuant to the Plan, (ii) adjust the purchase price to be paid for any or all such shares subject to the then outstanding Options, (iii) adjust the number of shares of Common Stock (or such other security as is designated by the Board) subject to any or all of the then outstanding Options and (iv) make any other equitable adjustments or take such other equitable action as the Board, in its discretion, shall deem appropriate. For purposes hereof, the conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."

          (c)  Any and all adjustments or actions taken by the Board pursuant to this Section 15 shall be conclusive and binding for all purposes.

        16.  ISO Provisions.

          (a)  Employment Requirement; Termination of Employment, Death or Disability. ISOs may only be awarded to employees of Titan or a corporation which, with respect to Titan, is a "parent corporation" or "subsidiary corporation" within the meaning of Code Sections 424(e) and (f). No ISO may be exercised unless, at the time of such exercise, the Optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

                i.  an ISO may be exercised within the period of three months after the date the Optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable Option Agreement), provided, that the Option Agreement may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a NSO under the Plan;

              ii.  if the Optionee dies while in the employ of the Company, or within three months after the Optionee ceases to be such an employee, the ISO may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable Option Agreement); provided, that the Option Agreement may designate a longer exercise period and that the exercise after such one-year period shall be treated as the exercise of a NSO under the Plan; and

              iii.  if while in the employ of the Company the Optionee becomes disabled within the meaning of Section 22(e)(3) of the Code or any successor provisions thereto, the ISO may be exercised within the period of one year after the date the Optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable Option Agreement) provided, that the Option Agreement may designate a longer exercise period and that the exercise after such one-year period shall be treated as the exercise of a NSO under the Plan.

          For all purposes of the Plan and any Option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no ISO may be exercised after its expiration date.

          (b)  10% Shareholders. In the case of an individual who at the time the Option is granted owns stock possessing more than 10% of the total combined voting power of all classes of the stock of Titan or of a parent or subsidiary corporation of Titan (a "10% Shareholder"), (i) the Option exercise price of any ISO granted to such person shall in no event be less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted and (ii) the term of an ISO granted to such person may not exceed five years from the date of grant.

          (c)  $100,000 Limit. The aggregate Fair Market Value (determined at the time an ISO is granted) of the Common Stock covered by ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company) may not exceed $100,000.

          (d)  Options Which Do Not Satisfy ISO Requirements. To the extent that any Option which is issued under the Plan exceeds the limit set forth in paragraph (c) or otherwise does not comply with the requirements of Code Section 422, it shall be treated as a NSO.

        17.  No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or any independent contractor any right to continue in the employ of or to be engaged as an independent contractor by the Company or affect the right of the Company to terminate such person's employment or other relationship with the Company at any time.

        18.  Amendment; Early Termination. Subject to Section 22, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment requiring stockholder approval by law or by the rules of any stock exchange, inter-dealer quotation system, or other market in which shares of Common Stock are traded, shall be effective unless and until such stockholder approval has been obtained in compliance with such rule or law; and provided, further, that no such amendment shall materially adversely affect the rights of an Optionee in any Option previously granted under the Plan without the Optionee's written consent.

        19.  Effective Date. The Plan shall be effective as of the date of its adoption by the Board (the "Effective Date"), subject to the approval thereof by the stockholders of Titan entitled to vote thereon within 12 months of such date. In the event that such stockholder approval is not obtained within such time period, the Plan and any Options granted under the Plan on or prior to the expiration of such 12 month period shall be void and of no further force and effect.

        20.  Termination of Plan. Unless terminated earlier by the Board in accordance with Section 18 above, the Plan shall terminate on, and no further Options may be granted after, the tenth anniversary of the Effective Date.

        21.  Severability. In the event that any one or more provisions of the Plan or an Option Agreement, or any action taken pursuant to the Plan or an Option Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other jurisdiction, such unenforceability or invalidity shall not affect any other provision of the Plan or Option Agreement, but in such particular jurisdiction and instance the Plan and/or Option Agreement, as applicable, shall be construed as if such unenforceable or invalid provision had not been contained therein or if the action in question had not been taken thereunder.

        22.  Cancellation and New Grant of Options, Etc. The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, (i) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options or (ii) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options; provided, however, that the Committee shall not take any of the actions described in (i) or (ii) hereof without receiving the approval of Titan's stockholders. The provisions of this Section 22 may not be altered or amended without stockholder approval.

        23.  Definitions.

          (a)  Affiliate. The term "Affiliate" means any entity, whether or not incorporated, that directly or through one or more intermediaries is controlled by Titan.

          (b)  Cause. The term "Cause" when used herein in conjunction with termination of employment (or other service relationship) means (i) if the Optionee is a party to an employment or similar agreement with the Company which defines "cause" (or a similar term), the meaning set forth in such agreement (other than death or disability), or (ii) otherwise, termination by the Company of the employment (or other service relationship) of the Optionee by reason of the Optionee's (1) intentional failure to perform reasonably assigned duties, (2) dishonesty or willful misconduct in the performance of his duties, (3) involvement in a transaction which is materially adverse to the Company, (4) breach of fiduciary duty involving personal profit, (5) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (6) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company, or (7) material breach of any provision of the Company's Stock Option Plan, the Optionee's Option Agreement or any other written agreement between the Optionee and the Company, in each case as determined in good faith by the Board, whose determination shall be final, conclusive and binding on all parties.

          (c)  Disability. Except as otherwise specified in the applicable Option Agreement or in the Optionee's Employment Agreement with the Company, the Optionee shall be deemed to have a "Disability" if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as reasonably determined by the Board in good faith and in its discretion.

          (d)  Fair Market Value. As used herein, the term "Fair Market Value" of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the lower of (i) the average of the Closing Prices (as defined below) for the five (5) trading days immediately preceding the date of grant or (ii) the Closing Price on the date of grant. "Closing Price" for purposes of the Plan shall mean the closing price of a share of the Common Stock on the principal securities exchange (including the Nasdaq National Market) on which such shares are traded on the relevant date for which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such date, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the relevant date for which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board or the Committee. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse.

          (e)  Family Member of the Optionee. As used herein, "Family Member of the Optionee" means the Optionee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than 50% of the voting interests.

          (f)    Predecessor Plans. As used herein, "Predecessor Plans" means Titan's 1993 Stock Option Plan, 1995 Stock Option Plan and 1998 Stock Option Plan, each as may have been amended through and including the Effective Date.

          (g)  Retirement. As used herein, "Retirement" means the termination of employment of an Optionee over the age of 62 with at least 10 years of continuous service to the Company.

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  Exhibit 4.2
TITAN PHARMACEUTICALS, INC. 2002 STOCK OPTION PLAN